Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(340) 715-8233

ATLANTIC TELE-NETWORK, INC.

REPORTS 2003 FULL YEAR EARNINGS INCREASE OF 29% AND

4th QUARTER EARNINGS INCREASE OF 25% OVER 4th QUARTER 2002

ST. THOMAS U.S. VIRGIN ISLANDS (March 12, 2004) Atlantic Tele-Network, Inc. (AMEX:ANK) today reported its operating results for the three months and year ended December 31, 2003. ATN reported net income of $3.2 million, or $0.64 per share ($0.64 diluted), for the quarter ended December 31, 2003, compared to net income of $2.6 million, or $0.51 per share ($0.50 diluted), for the quarter ended December 31, 2002, an increase of 25%. Net income for the full year totaled $12.2 million, or $2.44 per share ($2.43 diluted), compared to earnings of $9.5 million, or $1.90 per share ($1.87 diluted), for 2002, an increase of 29%.

For the full year 2003, telephone operating revenues rose 11% to $78.9 million, as compared to $70.8 million for 2002. Local exchange service revenues contributed nearly $6 million of this roughly $8 million increase, rising 21%. The increase in local exchange service revenues primarily reflects a 48% increase in GT&T’s cellular subscribers, which increased from 79,915 on December 31, 2002 to 118,658 on December 31, 2003. For the same periods, GT&T’s wireline subscribers (access lines) increased by 7% from 86,245 to 92,683 also contributing to the increase in revenues.

International long distance revenues rose 6% on greater traffic volumes but lower revenue per minute. Income from telephone operations increased to $34.5 million in 2003, as compared to $27.4 million in 2002, an increase of $7.1 million or 26%. The Company was able to improve margins significantly by holding total telephone operating expenses essentially flat, offsetting a 15% increase in general and administrative expenses and a 8% increase in telephone operating expenses with a 24% reduction in international long distance expenses due to lower average outbound termination rates.

Other operations, comprised of Choice Communications and Call Home Telecom in the United States Virgin Islands and Atlantic Tele-Center (ATC) in Guyana, continued to struggle in their development efforts, increasing revenues by 13%, but also increasing expenses resulting in a loss from other operations of $5.5 million, a 9% increase over 2002. Revenues and losses of other operations were adversely affected by write-downs of accounts receivable at Call Home Telecom.

Cellular operations in Bermuda were up 12% for the twelve months ended December 31, 2003, with equity in earnings of BDC rising to $2 million from $1.8 million in 2002. Both increases reflect subscriber growth, as well as careful attention to costs. BDC ended the year with nearly 17,800 subscribers, as compared to approximately 16,600 subscribers at the end of 2002.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said: “We are quite pleased with our overall results in 2003. Management of our GT&T subsidiary did an excellent job of keeping expenses in check while growing subscribers and lines. GT&T has publicly announced a goal of adding around 13,000 access lines in 2004, in continuation of our commitment to extend the core telecommunications infrastructure to new communities in Guyana. GT&T has also begun work on adding a GSM overlay to its TDMA system to allow it to offer new services to its customers. While the fourth quarter saw a substantial increase in cellular subscribers due to seasonal promotions, we do not expect to see the same growth of our base in 2004 and we expect incoming competition, which had originally announced plans to be operational in 2003, to begin offering services some time in 2004. Choice Communications, our U.S. Virgin Islands subsidiary, continued strong growth in its wireless CATV business and we believe that the additional investments we are making to expand and improve the network will lead to improved operating performance in 2004.”

For the quarter ended December 31, 2003 telephone operating revenues were $21.9 million, an increase of 14% over the fourth quarter of 2002. Both international long distance revenues and local exchange service revenues posted significant increases in the quarter, with local exchange service revenues rising by $1 million or 13% over the fourth quarter of 2002 due to the aforementioned strong cellular subscriber growth and, to a lesser extent, increased access lines in service.

International long distance revenues increased by $1.7 million or 16% over the fourth quarter of 2002. While total minutes of use increased by 34% during the quarter, reflecting both increased cellular subscribers and lines in service, the average revenue per minute was lower due to a continued shift in the mix of traffic and the overall decline in international rates. International long distance revenues for the quarter ended December 31, 2003 includes $750,000 related to traffic generated in prior periods as GT&T received payment on settled disputes with two international carriers.

The Company recorded other income of $826,000 in the fourth quarter of 2003, compared to expenses of $65,000 in the fourth quarter of 2002. This increase is primarily the result of a substantial net foreign exchange gain in the quarter, but a more modest gain for the year, stemming from a decline in the US dollar value of the Guyanese dollar.

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN also owns 44% of Bermuda Digital Communications Ltd., doing business in Bermuda as Cellular One, 100% of Choice Communications, LLC, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., a Web-enabled outsourcing call center in Guyana.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10K annual report for the year ended December 31, 2002, and Form 10-Q quarterly reports for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, which are on file with the Securities and Exchange Commission.

SCHEDULE A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three and Twelve Months Ended December 31, 2003 and 2002

(In Thousands, Except Per Share Data)

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
	2003	2002	2003	2002
Telephone Operations:
Operating revenues:

International long-distance revenues	$12,247	$10,538	$42,017	$39,711
Local exchange service revenues	8,712	7,736	33,483	27,788
Other revenues	962	1,018	3,365	3,311

Total telephone operating revenues	21,921	19,292	78,865	70,810

Operating expenses:
International long-distance expenses	1,646	1,938	7,087	9,344
Telephone operating expenses	8,935	7,750	30,679	28,309
General and administrative expenses	1,661	1,702	6,637	5,776

Total telephone operating expenses	12,242	11,390	44,403	43,429

Income from telephone operations	9,679	7,902	34,462	27,381

Other Operations:
Revenues of other operations	860	1,170	4,422	3,908
Expenses of other operations	2,872	2,429	9,896	8,916

Loss from other operations	(2,012)	(1,259)	(5,474)	(5,008)

Other Income (expense):
Interest expense	(179)	(173)	(424)	(686)
Interest income	127	155	511	991
Equity in earnings of Bermuda Digital Communications, Ltd.	382	285	2,030	1,812
Other income (expense)	826	(65)	631	344

Total other income (expense), net	1,156	202	2,748	2,461

Income before Income Taxes and Minority Interest	8,823	6,845	31,736	24,834
Income Taxes	4,403	3,586	16,008	12,943

Income before Minority Interest	4,420	3,259	15,728	11,891
Minority Interest	(1,227)	(707)	(3,484)	(2,404)

Net Income	3,193	2,552	12,244	9,487

Net Income Per Share:
Basic	$0.64	$0.51	$2.44	$1.90

Diluted	$0.64	$0.50	$2.43	$1.87

Weighted Average Common Shares Outstanding:
Basic	5,024	5,001	5,018	5,000

Diluted	5,024	5,071	5,033	5,071

SCHEDULE B

ATLANTIC TELE-NETWORK, INC.

Select Operations Statistics

(In Thousands, Except Access Line Data)

Guyana Telephone & Telegraph Co., Ltd.

2003

	As of 12/31/03	As of 9/30/03	As of 6/30/03	As of 3/31/03

Access lines (fixed)	92,683	89,693	88,138	87,057

Cellular subscriber lines	118,658	107,807	104,852	92,756

2002

	As of 12/31/02	As of 9/30/02	As of 6/30/02	As of 3/31/02

Access lines (fixed)	86,245	83,791	82,043	81,386

Cellular subscriber lines	79,915	67,931	57,048	51,244

International Long-Distance Traffic: 2003

	For the Three Months Ended				Twelve Months Ended 12/31/03
	12/31/03	9/30/03	6/30/03	3/31/03
International Minutes of Traffic:
Inbound	36,596	29,761	29,820	28,164	124,341
Outbound	6,863	6,848	6,331	5,602	25,644

Total international Minutes	43,459	36,609	36,151	33,766	149,985

International Minutes of Traffic Mix:
Inbound	84.2%	81.3%	82.5%	83.4%	82.9%
Outbound	15.8%	18.7%	17.5%	16.6%	17.1%

Total International Minutes	100.0%	100.0%	100.0%	100.0%	100.0%

2002

	For the Three Months Ended				Twelve Months Ended 12/31/02
	12/31/02	9/30/02	6/30/02	3/31/02
International Minutes of Traffic:
Inbound	27,680	26,752	25,475	20,322	100,229
Outbound	4,748	4,975	4,644	4,484	18,851

Total international Minutes	32,428	31,727	30,120	24,807	119,080

International Minutes of Traffic Mix:
Inbound	85.4%	84.3%	84.6%	81.9%	84.2%
Outbound	14.6%	15.7%	15.4%	18.1%	15.8%

Total International Minutes	100.0%	100.0%	100.0%	100.0%	100.0%